Pricing Supplement Dated January 26, 1996             Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                File No. 33-63463

                    GENERAL MOTORS ACCEPTANCE CORPORATION
                      Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       JP Morgan
Principal Amount:            $100,000,000
Agent's Discount
  or Commission:             $75,000
Net Proceeds to Company:     $99,925,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  2/2/96
Maturity Date:               2/2/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note


      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                               (see attached)


      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
         /X/ Telerate Page: 3750


Interest Reset Dates:   Each February 2, May 2, August 2, November 2
                        commencing February 2, 1996 and ending November
                        2,1998.
Interest Payment Dates: Each February 2, May 2, August 2, November 2, however, the first Interest Payment Date will be, May 2,
                        1996. The final Interest Payment Date will be
                        February 2, 1999.
Index Maturity:         (See Below)
Spread (+/-):           (See Below)

Day Count Convention:
      /X/ Actual/360 for the period from  2/2/96 to 2/2/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      / / The Notes cannot be repaid prior to the Maturity Date.
      /X/ The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry         / /  Certificated

                             INTEREST RESET

     Reset Periods. A "Reset Period" shall mean each of the following periods; the period from and including February 2, 1996 through the day immediately preceding but excluding the Interest Payment Date in February 1997 (the "Initial Reset Period"); the period from and including the Interest Payment Date in February 1997 through the day immediately preceding but excluding the Interest Payment Date in February 1998; and the period from and including the Interest Payment Date in February 1998 to, but excluding, the stated Maturity Date of the Notes.

     Not earlier than the 45th day and not later than the 30th day prior to the commencement of any Reset Period subsequent to the Initial Reset Period (a "Notification Date"), the Company shall deliver to the Trustee an officer's certificate establishing the Spread (as defined below) for such subsequent Reset Period. If the Company fails to deliver timely such officer's certificate to the Trustee, the Spread for the subsequent Reset Period shall be the Spread in effect during the immediately preceding Reset Period.

     The Spread for the Initial Reset Period and each Interest Period (as defined below) in such Reset Period shall be 2 basis points. The Spread for each subsequent Reset Period and each Interest Period in such Reset Period shall be determined by the Company as set forth above. An Interest Period shall be each period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date, or the Maturity Date, as the case may be.

     On or before the Business Day immediately following any Notification Date, the Company will cause notice to be mailed to each holder of the Notes of the Spread with respect to the immediately following Reset Period that is set forth in the officer's certificate described above. As long as the Notes are represented by one or more permanent Global Notes, a nominee of The Depository Trust Company (the "Depositary") will be the holder of the Notes and, therefore, will be the only entity that is entitled to such notice.

     Interest Rate. The per annum rate of interest for each Interest Period will be (i) 3-month LIBOR (as defined in the accompanying Prospectus) plus
(ii) a spread (the "Spread") of 2 basis points during the Initial Reset Period and as subsequently determined by the Company for subsequent Reset Periods as described above. The Interest Determination Date with respect to each Interest Reset Date will be the second London Banking Day immediately preceding such Interest Reset Date. The 3-month LIBOR for each Interest Period will be determined by the Calculation Agent (as defined below) in accordance with the following provisions.

     Interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

     The Calculation Agent will, upon the request of the holder of any Notes, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.

                         REPAYMENT AT OPTION OF HOLDER

     Each Note will be repayable in whole or in part on February 2, 1997 and February 2, 1998 (each, an "Election Date") at the option of the holder of such Note, at 100% of its principal amount plus accrued interest to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the holders) not more than 30 nor less than 15 calendar days prior to the date of repayment.

     While the Book-Entry Notes are represented by the Global Note or Notes held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable participant that has an account with the Depositary, on behalf of the beneficial owners of the Global Note or Notes representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the holders), not more than 30 nor less than 15 calendar days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Note or Notes representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Note or Notes representing such Book-Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note or Notes representing Book-Entry Notes should consult the participants through which they own their interest therein for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Note or Notes representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the applicable participant to transfer such beneficial owner's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Trustee.

     The Company does not intend to establish a sinking fund or otherwise set aside any amounts for the repayment of the Notes.

     All capitalized terms used above but not defined herein shall have the meanings given to the them in the accompanying Prospectus.


                          PLAN OF DISTRIBUTION

     JP Morgan has purchased the Notes as principal at a price equal to 99.925% of the aggregate principal amount for resale to investors and other purchasers at a price equal to 100% of the principal amount thereof. After the initial public offering, the public offering price and concession may be changed. The Company has agreed to pay to JP Morgan on each Election Date an amount equal to .075% of the aggregate principal amount of Notes outstanding at the close of business on such dates.

                          U.S. FEDERAL INCOME TAXES

     If the Company resets the pre annum rate of interest for any Reset Period and the beneficial owner does not elect to have the Company repay the Note, then for federal income tax purposes the beneficial owner may be deemed to have exchanged the Note for a new Note. As a result of the deemed exchange, the beneficial owner may recognize a gain or loss on the deemed exchange of the instruments.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCE DESCRIBED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.